Exhibit 99.1

CLEARSIDE ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

ALPHARETTA, GA, March 7, 2018 – Clearside Biomedical, Inc. (NASDAQ: CLSD), a late-stage clinical biopharmaceutical company developing first-in-class drug therapies to treat back-of-the-eye diseases, today announced the pricing of its underwritten public offering of 6,538,462 shares of its common stock at a price to the public of $13.00 per share. The gross proceeds from the offering to Clearside, before deducting underwriting discounts and commissions and estimated offering expenses payable by Clearside and excluding any exercise of the underwriters’ option to purchase additional shares, are expected to be $85 million. The offering is expected to close on or about March 12, 2018, subject to customary closing conditions.

J.P. Morgan Securities LLC and Cowen and Company, LLC are acting as joint book-running managers for the offering. Stifel, Nicolaus & Company, Incorporated is acting as a passive book-running manager and Needham & Company, LLC and Wedbush Securities Inc. are acting as co-managers for the offering. Clearside has granted to the underwriters a 30-day option to purchase up to 980,769 additional shares of common stock at the public offering price, less the underwriting discount.

Clearside intends to use the net proceeds of the offering to prepare and submit an NDA for suprachoroidal CLS-TA for the treatment of patients with macular edema associated with non-infectious uveitis and to invest in commercialization and marketing of suprachoroidal CLS-TA, if approved. In addition, Clearside intends to use the net proceeds to continue its Phase 3 SAPPHIRE clinical trial for its RVO program, complete its Phase 2 TYBEE clinical trial for its DME program and initiate its second Phase 3 TOPAZ clinical trial for its RVO program, as well as for continued research and development of its earlier-stage programs, working capital and general corporate purposes.

A shelf registration statement relating to this offering was filed with the Securities and Exchange Commission (SEC) on July 3, 2017 and declared effective by the SEC on July 13, 2017. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at prospectus-eq_fi@jpmchase.com, or by phone at (866) 803-9204; or Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by phone at (631) 274-2806, or by fax at (631) 254-7140.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Clearside Biomedical, Inc.

Clearside Biomedical, Inc., headquartered in Alpharetta, GA, is a publicly traded, ophthalmic biopharmaceutical company that envisions a world without blindness. Clearside relentlessly pursues transformative, elegant, precise solutions to restore and preserve vision. Clearside is developing advanced clinical and nonclinical candidates using a proprietary treatment approach offering unprecedented access to the back of the eye through the suprachoroidal space (SCS™). This offers potentially meaningful treatment benefits to patients suffering from sight threatening diseases like uveitis, retinal vein occlusion, diabetic macular edema and wet age-related macular degeneration.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Clearside, including statements about the anticipated closing of the public offering, anticipated use of proceeds and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all, uncertainties inherent in the initiation of future clinical trials and such other factors as are set forth in the risk factors detailed in Clearside’s Annual Report on Form 10-K filed with the SEC on March 16, 2017 and the preliminary prospectus supplement filed with the SEC on March 6, 2018 under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Clearside’s views as of the date hereof. Clearside anticipates that subsequent events and developments will cause Clearside’s views to change. However, while Clearside may elect to update these forward-looking statements at some point in the future, Clearside specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Clearside’s views as of any date subsequent to the date hereof.

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Source: Clearside Biomedical, Inc.

Contacts:

Stephen Kilmer

Investor Relations

(678) 270-3631

stephen.kilmer@clearsidebio.com

Charles Deignan

Chief Financial Officer

(678) 270-4005

charlie.deignan@clearsidebio.com